Exhibit 1.2
                                                                     -----------

(MULTICURRENCY-CROSS BORDER)


                           ISDA-Registered Trademark-

                  International Swap Dealers Association, Inc.

                                MASTER AGREEMENT


                          dated as of January 12, 2001

                    CREDIT SUISSE FIRST BOSTON INTERNATIONAL

                                       and

                                SEACOR SMIT INC.


have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:--

1. INTERPRETATION

(a) DEFINITIONS. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b) INCONSISTENCY. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purposes of the relevant Transaction.

(c) SINGLE AGREEMENT. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmation form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2. OBLIGATIONS

(a)      GENERAL CONDITIONS.

         (i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

         (ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due


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         date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

         (iii) Each obligation of each party under Section 2(a)(i) is subject to
         (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b) CHANGE OF ACCOUNT. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c) NETTING. If on any date amounts would otherwise be payable:--

         (i) in the same currency; and

         (ii) in respect of the same Transaction,

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)      DEDUCTION OR WITHHOLDING FOR TAX.

         (i) GROSS-UP. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will:--

                  (1) promptly notify the other ("Y") of such requirement;

                  (2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

                  (3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and


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                  (4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:--

                           A. the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

                           B. the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

         (ii) LIABILITY. If:--

                  (1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

                  (2) X does not so deduct or withhold; and

                  (3) a liability resulting from such Tax is assessed directly against X,

           then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in
           Section 4(a)(i), 4(a)(iii) or 4(d)).

(e) DEFAULT INTEREST; OTHER AMOUNTS. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3. REPRESENTATIONS

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:--

(a)        BASIC REPRESENTATIONS.

                  (i) STATUS. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

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                  (ii) POWERS. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

                  (iii) NO VIOLATION OR CONFLICT. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

                  (iv) CONSENTS. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

                  (v) OBLIGATIONS BINDING. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b) ABSENCE OF CERTAIN EVENTS. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c) ABSENCE OF LITIGATION. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d) ACCURACY OF SPECIFIED INFORMATION. All applicable information that is furnished in writing by or on behalf of it to the other parry and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e) PAYER TAX REPRESENTATION. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f) PAYEE TAX REPRESENTATIONS. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4. AGREEMENTS

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party: --

(a) FURNISH SPECIFIED INFORMATION. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:--


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         (i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

         (ii) any other documents specified in the Schedule or any Confirmation; and

         (iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b) MAINTAIN AUTHORIZATIONS. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c) COMPLY WITH LAWS. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d) TAX AGREEMENT. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e) PAYMENT OF STAMP TAX. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5. EVENTS OF DEFAULT AND TERMINATION EVENTS

(a) EVENTS OF DEFAULT. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party: --

         (i) FAILURE TO PAY OR DELIVER. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

         (ii) BREACH OF AGREEMENT. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or


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         obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

         (iii) CREDIT SUPPORT DEFAULT.

                  (1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

                  (2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

                  (3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

         (iv) MISREPRESENTATION. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated.

         (v) DEFAULT UNDER SPECIFIED TRANSACTION. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party
         (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

         (vi) CROSS DEFAULT. If "Cross Default" is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Specified Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

         (vii) BANKRUPTCY. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party: --

                  (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability


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                  generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, staved or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

         (viii) MERGER WITHOUT ASSUMPTION. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:--

                  (1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

                  (2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b) TERMINATION EVENTS. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event. Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:--

         (i) ILLEGALITY. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):--

                  (1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

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                  (2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

         (ii) TAX EVENT. Due to (x) any action taken by a tax authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under
         Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under
         Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

         (iii) TAX EVENT UPON MERGER. The party (the "Burdened Party") on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under
         Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

         (iv) CREDIT EVENT UPON MERGER. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case my be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

         (v) ADDITIONAL TERMINATION EVENT. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c) EVENT OF DEFAULT AND ILLEGALITY. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated is an Illegality and will not constitute an Event of Default.

6. EARLY TERMINATION

(a) RIGHT TO TERMINATE FOLLOWING EVENT OF DEFAULT. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant


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petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)      RIGHT TO TERMINATE FOLLOWING TERMINATION EVENT.

         (i) NOTICE. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

         (ii) TRANSFER TO AVOID TERMINATION EVENT. If either an Illegality under
         Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

         If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

         Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

         (iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

         (iv) RIGHT TO TERMINATE. If:--

                  (1) a transfer under Section 6(b)(ii) or an agreement under
                  Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

                  (2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c) EFFECT OF DESIGNATION.

         (i) If notice designating an Early Termination Date is given under
         Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

         (ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d) CALCULATIONS.

         (i) STATEMENT. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

         (ii) PAYMENT DATE. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e) PAYMENTS ON EARLY TERMINATION. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

         (i) EVENTS OF DEFAULT. If the Early Termination Date results from an Event of Default:--

                  (1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

                  (2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.

                  (3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to
                  (A) the sum of the Settlement Amount (determined by the

                  Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

                  (4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

         (ii) TERMINATION EVENTS. If the Early Termination Date results from a Termination Event:--

                  (1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

                  (2) Two Affected Parties. If there are two Affected Parties:--

                           A. if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

                           B. if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y"). If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

                  If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of the amount to Y.

         (iii) ADJUSTMENT FOR BANKRUPTCY. In circumstances where an Early Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

         (iv) PRE-ESTIMATE. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7. TRANSFER

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:--

(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8. CONTRACTUAL CURRENCY

(a) PAYMENT IN THE CONTRACTUAL CURRENCY. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b) JUDGMENTS. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered
(i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c) SEPARATE INDEMNITIES. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d) EVIDENCE OF LOSS. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9. MISCELLANEOUS

(a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b) AMENDMENTS. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c) SURVIVAL OF OBLIGATIONS. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d) REMEDIES CUMULATIVE. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e) COUNTERPARTS AND CONFIRMATIONS.

         (i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

         (ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f) NO WAIVER OF RIGHTS. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g) HEADINGS. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10. OFFICES; MULTIBRANCH PARTIES

(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11. EXPENSES

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12. NOTICES

(a) EFFECTIVENESS. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:--

         (i) if in writing and delivered in person or by courier, on the date it is delivered;

         (ii) if sent by telex, on the date the recipient's answerback is received;

         (iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

         (iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

         (v) if sent by electronic messaging system, on the date that electronic message is received,

         unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b) CHANGE OF ADDRESSES. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13. GOVERNING LAW AND JURISDICTION

(a) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b) JURISDICTION. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably:--

         (i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

         (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c) SERVICE OF PROCESS. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d) WAIVER OF IMMUNITIES. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14. DEFINITIONS

As used in this Agreement:-

"ADDITIONAL TERMINATION EVENT" has the meaning specified in Section 5(b).

"AFFECTED PARTY" has the meaning specified in Section 5(b).

"AFFECTED TRANSACTIONS" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

"AFFILIATE" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"APPLICABLE RATE" means:--

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

"BURDENED PARTY" has the meaning specified in Section 5(b).

"CHANGE IN TAX LAW" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"CONSENT" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"CREDIT EVENT UPON MERGER" has the meaning specified in Section 5(b).

"CREDIT SUPPORT DOCUMENT" means any agreement or instrument that is specified as such in this Agreement.

"CREDIT SUPPORT PROVIDER" has the meaning specified in the Schedule.

"DEFAULT RATE" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus l% per annum.

"DEFAULTING PARTY" has the meaning specified in Section 6(a).

"EARLY TERMINATION DATE" means the date determined in accordance with Section 6(a) or 6(b)(iv).

"EVENT OF DEFAULT" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"ILLEGALITY" has the meaning specified in Section 5(b).

"INDEMNIFIABLE TAX" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

"LAW" includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and "LAWFUL" and "UNLAWFUL" will be construed accordingly.

"LOCAL BUSINESS DAY" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and. if different. in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by
Section 2(b), in the place where the relevant new account is to be located and
(d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"LOSS" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"MARKET QUOTATION" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (with regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"NON-DEFAULT RATE" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

"NON-DEFAULTING PARTY" has the meaning specified in Section 6(a).

"OFFICE" means a branch or office of a party, which may be such party's head or home office.
"POTENTIAL EVENT OF DEFAULT" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"REFERENCE MARKET-MAKERS" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"RELEVANT JURISDICTION" means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

"SCHEDULED PAYMENT DATE" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"SET-OFF" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"SETTLEMENT AMOUNT" means, with respect to a party and any Early Termination Date, the sum of:-

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

"SPECIFIED ENTITY" has the meaning specified in the Schedule.

"SPECIFIED INDEBTEDNESS" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

"SPECIFIED TRANSACTION" means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (of any Credit Support Provider of such other parry or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

"STAMP TAX" means any stamp, registration, documentation or similar tax.

"TAX" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"TAX EVENT" has the meaning specified in Section 5(b).

"TAX EVENT UPON MERGER" has the meaning specified in Section 5(b).

"TERMINATED TRANSACTIONS" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).

"TERMINATION CURRENCY" has the meaning specified in the Schedule.

"TERMINATION CURRENCY EQUIVALENT" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"TERMINATION EVENT" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"TERMINATION RATE" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"UNPAID AMOUNTS" owing to any party means, with respect to an Early Termination Date the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and
(b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to, such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CREDIT SUISSE FIRST
BOSTON INTERNATIONAL                              SEACOR SMIT INC.


 ...............................                   .............................
(Name of Party)                                   (Name of Party)


By:............................                   By:..........................
Name:                                             Name:
Title:                                            Title:
Date:  January __, 2001                           Date:  January __, 2001

                                    SCHEDULE
                                     to the
                                MASTER AGREEMENT

                          dated as of January 12, 2001

                                     between


CREDIT SUISSE FIRST BOSTON INTERNATIONAL,        AND        SEACOR SMIT INC.
an unlimited company incorporated                        a Delaware corporation
under the laws of England and Wales
                 ("PARTY A")                                   ("PARTY B")


                                     PART 1
                             TERMINATION PROVISIONS

In this Agreement:-

(A) SPECIFIED ENTITY. "Specified Entity" means "Affiliates" in relation to Party A and Party B for the purpose of the "Default under Specified Transaction" provision (Section 5(a)(v)).

(B) SPECIFIED TRANSACTION. Specified Transaction will have the meaning specified in Section 14.

(C) CROSS DEFAULT. The "Cross Default" provision (Section 5(a)(vi)) will apply to Party A and Party B amended as follows:-

           Specified Indebtedness

           Instead of the definition in Section 14 of this Agreement, "Specified Indebtedness" shall mean any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) in respect of borrowed money, and/or (b) in respect of any Specified Transaction (except that, for this purpose only, the words "and any other entity" shall be substituted for the words "and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)" where they appear in the definition of Specified Transaction).

           Threshold Amount

           "Threshold Amount" means $10,000,000 (or its equivalent with respect to obligations stated in any other currency or currency unit).

(D) CREDIT EVENT UPON MERGER. The "Credit Event Upon Merger" provision (Section 5(b)(iv)) will apply to Party A and Party B restated as follows:-

"Credit Event Upon Merger" shall mean that a Designated Event (as defined below) occurs with respect to a party ("X"), and such Designated Event does not constitute an event described in Section 5(a)(viii) of this Agreement but the creditworthiness of X or, if applicable, the successor, surviving or transferee entity of X, is materially weaker than that of X immediately prior to such action (and, in such event, such party or its successor or transferee, as appropriate, will be the Affected Party). For purposes hereof, a Designated Event with respect to X means that, after the Trade Date of the first Transaction between the parties:

           (i) X consolidates or amalgamates with or merges with or into, or transfers all or substantially all its assets (or any substantial part of the assets comprising the business conducted by X as of the execution date hereof) to, or receives all or substantially all the assets or obligations of, another entity;

           (ii) any person or entity acquires directly or indirectly the beneficial ownership of equity securities having the power to elect a majority of the board of directors of X or otherwise acquires directly or indirectly the power to control the policy-making decisions of X; or

           (iii) X effects any substantial change in its capital structure by means of the issuance, incurrence or guarantee of debt or the issuance of preferred stock or other securities convertible into, or exchangeable for, debt or preferred stock.

(E) AUTOMATIC EARLY TERMINATION. The "Automatic Early Termination" provision of
Section 6(a) will not apply to Party A and Party B.

(F) PAYMENTS ON EARLY TERMINATION. For the purpose of Section 6(e), the Second Method and Market Quotation will apply.

(G) TERMINATION CURRENCY. "Termination Currency" means the currency selected in good faith and in a commercially reasonable manner by the party which is not the Defaulting Party or the Affected Party, as the case may be, or where there is more than one Affected Party the currency agreed by Party A and Party B. However, the Termination Currency shall be one of the currencies in which payments are required to be made in respect of Transactions. If the currency selected is not freely available, or where there are two Affected Parties and they cannot agree on a Termination Currency, the Termination Currency shall be United States Dollars.

(H) ADDITIONAL TERMINATION EVENT. Additional Termination Event will not apply.

                                     PART 2
                               TAX REPRESENTATIONS

(A) PAYER TAX REPRESENTATIONS. For the purpose of Section 3(e), Party A and Party B each makes the following representation:-

         It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement. In making this representation, it may rely on:-

         (i) the accuracy of any representation made by the other party pursuant to Section 3(f);

         (ii) the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii); and

         (iii) the satisfaction of the agreement of the other party contained in Section 4(d);

         provided that it shall not be a breach of this representation where reliance is placed on clause (ii), and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B) PAYEE TAX REPRESENTATIONS.  For the purpose of Section 3(f),

         (i) Party A represents that (A) it is entering into each Transaction in the ordinary course of its trade as, and is, a recognised U.K. bank and (B) it will bring into account payments made and received in respect of each Transaction in computing its income for United Kingdom tax purposes.

         (ii)     Party B makes no Payee Tax Representations.

                                     PART 3
                         AGREEMENT TO DELIVER DOCUMENTS

Each party agrees to deliver the following documents as applicable:-

(a) For the purpose of Section 4(a)(i), tax forms, documents or certificates to be delivered are:-

PARTY REQUIRED TO              FORM/DOCUMENT/                          DATE BY WHICH
DELIVER DOCUMENT               CERTIFICATE                             TO BE DELIVERED

Not Applicable                 Not Applicable                          Not Applicable


(b) For the purpose of Section 4(a)(ii), other documents to be delivered are:-


PARTY REQUIRED TO              FORM/DOCUMENT/                          DATE BY WHICH                    COVERED BY
DELIVER DOCUMENT               CERTIFICATE                             TO BE DELIVERED                  SECTION 3(D)
                                                                                                        REPRESENTATION
Party A and                    Evidence reasonably                     Upon execution                   Yes
Party B                        satisfactory to the                     this Agreement
                               other party as to the                   and, if requested,
                               names, true signatures                  upon execution
                               and authority of the                    of any Confirmation
                               officers or officials
                               signing this Agreement
                               or any Confirmation on its
                               behalf

Party A and                    A copy of the annual                    Upon request, as                 No
Party B                        report for such party                   soon as publicly
                               certified financial                     available
                               statements for the
                               most recently ended
                               financial year

The parties hereto agree that any documents delivered by one party to another hereunder shall be treated by the recipient as confidential and the information contained therein shall not be copied or disclosed to any other person or entity without the prior written consent of the party delivering such documents; provided, however, notwithstanding anything to the contrary in this Agreement, neither of the parties shall be prohibited from disclosing such material (i) to officers in its credit departments and to any senior business managers having credit and risk management responsibilities, or (ii) where such party is required to do so pursuant to any applicable law or regulation

                                     PART 4
                                 MISCELLANEOUS


(A) ADDRESSES FOR NOTICES.  For the purpose of Section 12(a):-

(i) (1) Address for notices or communications to Party A (other than by facsimile):-

       Address:                  One Cabot Square          Attention:             (1)  Head of Credit Risk Management;
                                 London E14 4QJ                                   (2)  Managing Director -
                                 England                                          Operations Department;
                                                                                  (3)  Managing Director - Legal Department

       Telex No.:                264521                    Answerback:            CSFBI G
       (For all purposes.)

(2) For the purpose of facsimile notices or communications under this Agreement (other than a notice or communication under Section 5 or 6):-

        Facsimile No.:         020 7888 2686
        Attention:             Managing Director - Legal Department

        Telephone number for oral confirmation of receipt of facsimile in legible form: 020 7888 2028 Designated responsible employee for the purposes of Section 12(a)(iii): Senior Legal Secretary

(ii)   Address for notices or communications to Party B:-

       Address:      1370 Avenue of the Americas    Attention:Dick Fagerstal

                     New York, NY 10019

                     ------------------------                           ------------------------

       Telex No.:    ___________                              Answerback:          ___________

       Telephone No.: (212) 621-9283                Facsimile No.:      (212) 582-8522

       (For all purposes.)

(B) PROCESS AGENT. For the purpose of Section 13(c):-

Party A appoints as its Process Agent:- Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010 (Attention:- General Counsel, Legal and Compliance Department)

Party B appoints as its Process Agent:   Not Applicable

(C) OFFICES. The provisions of Section 10(a) will apply to this Agreement.

(D) MULTIBRANCH PARTY. For the purpose of Section 10(c):-

Party A is not a Multibranch Party.

Party B is not a Multibranch Party

(E) CALCULATION AGENT. The Calculation Agent is Party A unless otherwise agreed in a Confirmation in relation to the relevant Transaction and unless an Event of Default or Termination Event with respect to Party A has occurred, which in such case shall result in Party B being the Calculation Agent. The Calculation Agent shall make all calculations under this Agreement in good faith and in a commercially reasonable manner.

(F) CREDIT SUPPORT DOCUMENT. Details of any Credit Support Document: Not applicable.

(G) CREDIT SUPPORT PROVIDER.

Credit Support Provider means in relation to Party A: Not applicable.

Credit Support Provider means in relation to Party B: Not applicable.

(H) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

(I) NETTING OF PAYMENTS. Section 2(c)(ii) of this Agreement will apply to any Transactions from the date of this Agreement. Nevertheless, to reduce settlement risk and operational costs, the parties agree that they will endeavour to net across as many Transactions as practicable wherever the parties can administratively do so. The parties will confirm to each other, via telephone, the net amounts to be transferred on each date that amounts are to be transferred under this Agreement.

(J) AFFILIATE. Affiliate will have the meaning specified in Section 14.

                                     PART 5
                                OTHER PROVISIONS

(A) SCOPE OF AGREEMENT. Any Specified Transaction (whether now existing or hereafter entered into) between the parties, the confirmation of which fails by its terms expressly to exclude application of this Agreement, shall be governed by and be subject to this Agreement. Any such confirmation shall be a "Confirmation", and any such Specified Transaction shall be a "Transaction", for all purposes of this Agreement.

(B) DEFINITIONS. Unless otherwise specified in a Confirmation, this Agreement and each Transaction between the parties are subject to the 1991 ISDA Definitions as amended by the 1998 Supplement thereto as published by the International Swaps and Derivatives Association, Inc. (the "1991 Definitions"), and will be governed in all relevant respects by the provisions set forth in the 1991 Definitions, without regard to any amendment to the 1991 Definitions subsequent to the date hereof. The provisions of the 1991 Definitions are incorporated by reference in and shall be deemed a part of this Agreement, except that references in the 1991 Definitions to a "Swap Transaction" shall be deemed references to a "Transaction" for purposes of this Agreement.

(C) CONFIRMATIONS. Each Confirmation shall be substantially in the form of one of the Exhibits to the 1991 Definitions, the 1993 ISDA Commodity Derivatives Definitions, in any other form which is published by the International Swaps and Derivatives Association, Inc. or in such other form as the parties may agree.

(D) INDEPENDENT RELIANCE. The parties agree to amend Section 3 of this Agreement by the addition of the following provision at the end thereof and marked as subsection (g).

           "(g) INDEPENDENT RELIANCE. It is entering into this Agreement and will enter into each Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view, communication (written or oral) expressed by the other party."

(E) CHANGE OF ACCOUNT. Section 2(b) of this Agreement is hereby amended by the addition of the following after the word "delivery" in the first line thereof:-

                  "to another account in the same legal and tax jurisdiction as the original account"

(F) ESCROW PAYMENTS. If (whether by reason of the time difference between the cities in which payments are to be made or otherwise) it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case deposit of the payment due earlier on that date shall be made by 2.00 pm (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow. The party that elects to have payments made in escrow shall pay all costs of the escrow arrangements.

(G) SET-OFF. Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, all payments under this Agreement will be made without set-off or counterclaim; provided, however, that upon the designation of any Early Termination Date, in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) under applicable law:

           the Non-defaulting Party or the party that is not the Affected Party (in either case, "X") may, without prior notice to any person, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by the Defaulting Party or Affected Party (in either case, "Y") to X or to any Affiliate of X, against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y, and, for this purpose, may convert one currency into another. If any sum or obligation is unascertained, X may in good faith estimate that sum or obligation and set off in respect of that estimate, subject to X or Y, as the case may be, accounting to the other party when such sum or obligation is ascertained.

Nothing in this Agreement shall be effective or deemed to create any charge under English law.

(H) INCORPORATION OF PROTOCOL TERMS. The parties agree that the definitions and provisions contained in Annexes 1 to 5 and Section 6 of the EMU Protocol published by the International Swaps and Derivatives Association, Inc., on 6 May, 1998 are incorporated into and apply to this Agreement. References in those definitions and provisions to any "ISDA Master Agreement" will be deemed to be references to this Agreement.

(I) RECORDING OF CONVERSATION. Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or other or both of the parties and each party hereby consents to such recordings being used as evidence in Proceedings.

(J) WAIVER OF RIGHT TO TRIAL BY JURY. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document to this Agreement. Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable by, among other things, the mutual waivers and certifications in this Section.

                                     PART 6
                           PHYSICAL DELIVERY OF BONDS

Notwithstanding anything to the contrary in this Agreement, the following provisions will apply for the purposes of any Transaction which contemplates by its terms the physical delivery of bonds or other debt securities ("Bonds"): -

(I) PAYMENT AND DELIVERY

         Section 2 of this Agreement is hereby amended as follows:

                  (a) Section 2(b) is amended by the substitution of "ten days" for "five days";

                  (b) The following provision shall be included as Section 2(f):

                               "(f) Coupons and Expenses on Delivery: All coupons on the Bonds to be delivered shall be payable to and all costs and expenses incurred in connection with the delivery of Bonds (including, without prejudice to Section 2(d), any Tax or Stamp Tax and any interest or penalties payable in connection therewith) shall be payable by the party who would customarily receive such coupon or bear such costs or expenses under a contract for the purchase of the Bonds, as appropriate, by the delivery through the clearance system specified in the relevant Confirmation."

           (II)      DEFAULT INTEREST

                     If, prior to the occurrence or effective designation of an Early Termination Date in respect of any physically settled Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will indemnify the other party on demand, in accordance with the practice of the principal market for or the Bonds, for any costs reasonable and verifiable, losses or expenses (including the costs of borrowing such Bonds, if applicable) incurred from such default. A certificate signed by the deliveree setting out such costs, losses or expenses in reasonable detail shall be conclusive evidence that they have been incurred.

           (III)     AMENDMENTS TO SECTION 14 OF THE AGREEMENT

                     The definition of "Tax" in Section 14 of the Agreement is amended by the addition of "or delivery" after "of any payment".

           (IV)      AGREEMENTS

                     Section 4(e) is amended by adding the words "Subject to
                     Section 2(f), where in respect of a Transaction, performance under this Agreement consists in a delivery of Bonds, and" before "subject to Section 11 ..." in line 1.

                                                            January 12, 2001

Mr. Dick Fagerstal
Vice President - Finance
SEACOR SMIT Inc.
1370 Avenue of the Americas
New York, NY 10019

Credit Suisse First Boston International
One Cabot Square
London E14 4QJ
England
------------------------------------------------------------------------


Dear Sirs,

The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Party A and Party B through the Agent on the Trade Date specified below (the "Transaction"). This Confirmation constitutes a "Confirmation", as referred to in the Agreement specified below.

1. The definitions and provisions contained in the 1991 ISDA Definitions, as supplemented by the 1998 Supplement to the 1991 ISDA Definitions (the "Swap Definitions") and in the 1996 ISDA Equity Derivatives Definitions (the "Equity Definitions", together with the Swap Definitions, the "Definitions") (in each case as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and between the Definitions and this Confirmation, this Confirmation will govern. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the Swap Definitions and to a "Share Option Transaction" for the purposes of the Equity Definitions.

         This Confirmation supplements, forms part of, and is subject to, the 1992 ISDA Master Agreement dated as of January__, 2001, as amended and supplemented from time to time (the "Agreement"), between Party A and Party B. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

         IN THIS CONFIRMATION, "PARTY A" MEANS CREDIT SUISSE FIRST BOSTON INTERNATIONAL AND "PARTY B" MEANS SEACOR SMIT INC. AND "ARRANGING AGENT" MEANS CREDIT SUISSE FIRST BOSTON CORPORATION SOLELY IN ITS CAPACITY AS ARRANGING AGENT FOR BOTH PARTY A AND PARTY B.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:                         February __, 2001

Effective Date:                     February __, 2001

Termination Date:                   February __, 2002, subject to
                                    adjustment in accordance with the Modified
                                    Following Business Day Convention and the terms set forth below under Party B
                                    Settlement Method Option and Party B
                                    Optional Termination.

Transaction Type:                   Equity Forward

Seller:                             Party A

Buyer: Party B (also sometimes referred to herein as the "Issuer")

Shares:                             Common Stock of Party B par value $0.01,
                                    Ticker "CKH"

Notional Amount:                    The product of the Principal Share Amount
                                    and the Initial Share Price

Principal Share Amount:             The number of Purchased Shares (as defined
                                    in the Underwriting Agreement)

Initial Share Price:                The Purchase Price (as defined in the
                                    Underwriting Agreement)

Underwriting Agreement:             The Standby Agreement dated January __, 2001
                                    between Party B and the Underwriter (as
                                    defined below)

Party A Payment Amounts:

Party A Payment Date:               The Settlement Date

Party A Payments:                   In respect of the Party A Payment Date, an
                                    amount in U.S. Dollars equal to the Dividend
                                    Amount.

Dividend Amount:                    An amount in U.S. Dollars, if any, equal to
                                    the sum of:

                                    (i)      the sum of the per Share amount of
                                             each dividend paid by the Issuer
                                             from and including the Effective
                                             Date to but excluding the
                                             Termination Date multiplied by the
                                             Principal Share Amount as of the
                                             record date for such dividend;
                                             provided, however, that for the
                                             purpose of determining the Dividend
                                             Amount in the case that Net Cash
                                             Settlement has been designated as
                                             the Method of Settlement, the
                                             Principal Share Amount shall be
                                             reduced by the number of Shares
                                             sold by the Underwriter prior to
                                             the record date in respect of such
                                             dividend during the relevant Sale
                                             Period (as defined below); and

                                    (ii)     the sum of the amounts representing
                                             the interest that would have been
                                             earned on each dividend described
                                             in (i) above at a rate equal to
                                             USD-LIBOR-BBA with a Designated
                                             Maturity equal to the period of
                                             time commencing from and including
                                             the date that such dividends would
                                             have been received in (i) above to
                                             but excluding the Termination Date,
                                             where Linear Interpolation is
                                             applicable and the Day Count
                                             Fraction is Actual/360.

Lagging Dividend
Payment Amount:                     In the event that a dividend is declared and
                                    payable to a holder of record prior to the Termination Date but such dividend has not been paid on or before the Termination Date, Party A shall pay to Party B on the Termination Date, through the Arranging
                                    Agent, an amount equal to the present value on the Termination Date of the amount of such dividend, which present value shall be calculated by discounting from the dividend payment date to the Termination Date at a discount rate equal to USD-LIBOR-BBA with a Designated Maturity equal to the period of time from and including the Termination Date to but excluding the dividend payment date, where Linear Interpolation is applicable and the Day Count Fraction is Actual/360.


Party B Floating Amount:

Floating Amount Payer:              Party B

Floating Rate Option:               USD-LIBOR-BBA

Spread:                             Plus 1.15%

Designated Maturity:                1, 2, 3 or 6 months, as determined by Party
                                    B on the Effective Date.

Floating Rate
Day Count Fraction:                 Actual/360

Reset Dates:                        The first day of each Compounding Period

Compounding:                        Applicable

Compounding Date[s]:                [_______], subject to adjustment in
                                    accordance with the Modified Following
                                    Business Day Convention.

Floating Rate Payment Date:         The Settlement Date

Adjustments to the Calculation
Amount: In the case that Net Cash Settlement has been designated as the Method of Settlement in respect of this Transaction, then the Calculation Amount shall be periodically reduced during the Sale Period (as defined below) by amounts equal to the Net Proceeds (as defined below) received by the Underwriter as proceeds from sales of the Shares, which reduction shall occur on each Business Day on which such Net Proceeds are received as immediately available funds by the Underwriter.

Additional Party B Payment:         On the Trade Date, Party B shall pay to
                                    Party A, through the Arranging Agent, the standby fee, as set forth in paragraph 3(b) of the Underwriting Agreement.


3.       Party A and Party B Final Payments and Settlement Method Options:

3.1 Party B may elect, by notice in writing to Party A (given through the Arranging Agent) on any Exchange Business Day on or prior to the date that is three (3) Exchange Business Days prior to the Termination Date, that Net Cash Settlement (as defined below) shall be the method of settlement ("Method of Settlement") in respect of this Transaction in place of Gross Physical Settlement (as defined below), subject to the conditions set forth below. If no such election is made, or if any such conditions are not met, "Gross Physical Settlement" shall apply to this Transaction.

3.2      Gross Physical Settlement:

         If Gross Physical Settlement is the Method of Settlement in respect of this Transaction then, on the Settlement Date (as defined below), Party A will deliver to Party B, through the Arranging Agent, the Principal Share Amount, and Party B will pay to Party A, through the Arranging Agent, an amount in U.S. Dollars equal to the sum of the Notional Amount and the Party B Floating Amount (such sum being the "Party B Payment Amount").

3.3      Net Cash Settlement:

3.3.1 If Party B elects Net Cash Settlement as the Method of Settlement and Party B satisfies the conditions precedent set forth in paragraphs 3.1 and 3.3.4 hereof, then the Underwriter shall sell, in accordance with the terms hereof, the number of Shares from the Principal Share Amount

         (the "Shares Sold") necessary in order to realize sufficient Net Proceeds (as defined below) to pay Party A the Party B Payment Amount, and the Underwriter shall pay such proceeds to Party A on the Settlement Date. If the number of Shares Sold is less than the Principal Share Amount, the Underwriter shall also deliver to Party B on the Settlement Date a number of Shares equal to the excess of the Principal Share Amount over the number of Shares Sold. On the Settlement Date, the Underwriter shall also pay to Party B a sum in U.S. Dollars equal to the amount, if any, by which the Net Proceeds from the sale of the Shares Sold exceeds the Party B Payment Amount.

3.3.2 If insufficient Net Proceeds have been realized from the sale of the Shares Sold to pay Party A the Party B Payment Amount, then Party B shall, on the Settlement Date, pay to Party A an amount in cash equal to the amount by which the Party B Payment Amount exceeds the Net Proceeds.

3.3.3 In the event that Party B elects Net Cash Settlement as the Method of Settlement and Party B satisfies the conditions precedent set forth in paragraphs 3.1 and 3.3.4 hereof, the Underwriter agrees to provide to the Calculation Agent and the parties hereto, through the Arranging Agent, not later than 5:00 p.m., New York time, on any Business Day on which it has sold Shares, a report of the number of Shares sold, the average sale price and the aggregate Net Proceeds received by the Underwriter from such sales and a reasonable breakdown of the Sale Expenses (as defined below).

         The term "Net Proceeds" in respect of a sale of Shares shall mean gross proceeds of such sale less reasonable and customary discounts, fees, commissions and expenses (the "Sale Expenses"), including, but not limited to, commissions in the amount of $.04 per Share, discounts, fees and expenses customarily payable to underwriter(s) in the case of a registered offering, which may include reasonable amounts customarily payable to the Underwriter acting as underwriter, as well as any additional reasonable fees and expenses of any dealers engaged by any such underwriter which are customarily payable.

3.3.4 It shall be a condition precedent to Party B's election of Net Cash Settlement that Party B shall have satisfied all of the conditions set forth in the Underwriting Agreement in respect of such Net Cash Settlement. If Party B elects Net Cash Settlement but such conditions cease to be met at any time following the Termination Date but prior to the last date of the Sale Period, then Gross Physical Settlement shall apply to this Transaction, provided that the Party B Payment Amount shall be deemed reduced by the amount of Net Proceeds from sales of Shares that occurred prior to the time such conditions failed to be met (which Net Proceeds shall be paid to Party A by the Underwriter), and the Principal Share Amount shall be deemed reduced by the number of Shares sold prior to the time such conditions failed to be met

4.       Party B Early Termination Option:

4.1 On any Business Day during the period from, and including, the Effective Date to, but excluding, the Termination Date, Party B may, upon at least three (3) Exchange Business Days' prior notice to Party A (an "Early Termination Notice"), designate any Exchange Business Day as an optional termination date (the "Early Termination Date") in respect of the whole or a part of the Principal Share Amount.

4.2 Upon the exercise of this option in respect of a part of the Principal Share Amount, and with effect from (and including) the relevant Early Termination Date, the Calculation Agent shall reduce by the Termination Ratio (as defined below) the Principal Share Amount, Notional Amount and Calculation Amount at that time. On each Early Termination Date the terms of Section 3 herein shall be applicable, including the terms relating to the Method of Settlement, as if such Early Termination Date were the Termination Date and the Principal Share Amount, the Notional Amount and the Calculation Amount were the product of the Termination Ratio and the Principal Share Amount, the Notional Amount and the Calculation Amount, respectively, at the time the Early Termination Notice was given, that is the subject of the relevant Early Termination Notice.

4.3 Upon the exercise of this option in respect of the whole of the Principal Share Amount, this Transaction shall be terminated on the relevant Early Termination Date and the terms of Section 3 hereof shall be applicable, including the terms relating to the Method of Settlement, as if such Early Termination Date were the Termination Date.

4.4 As used herein, "Termination Ratio" means a fraction, the denominator of which is the Principal Share Amount at that time and the numerator of which is that part of such Principal Share Amount that is the subject of the relevant Early Termination Notice.

4.5 Any notice given in accordance with this provision may be given in writing or orally, including by telephone. Any notice given orally shall be followed promptly by written confirmation of such notice, provided, however, that failure to deliver such written confirmation shall not vitiate the oral notice.

5.       Gross Physical Settlement in Lieu of Certain Payment Obligations

         If Party B shall owe Party A any amount pursuant to Section 9.7 of the Equity Definitions (except in the event of a Nationalization, a Merger Event in which the merger consideration to be paid to holders of Shares consists solely of cash or an Insolvency) or pursuant to Section 6 of the Agreement (except in the event of an Event of Default with respect to which Party B is the Defaulting Party or a Termination Event in which Party B is the only Affected Party) (in either case, a "Payment

         Obligation"), Party B may, by notice in writing to Party A (given through the Arranging Agent), elect in lieu of satisfying such Payment Obligation that this Transaction be subject to Gross Physical Settlement, in which case the provisions of Section 3.2 shall apply; provided that (i) the Early Termination Date shall be deemed to be the Settlement Date for purposes of such Section 3.2; (ii) in the case of a Merger Event, Party A will deliver to Party B, through the Arranging Agent, in lieu of the Principal Share Amount, the merger consideration received by a holder of the Principal Share Amount in such Merger Event, assuming for purposes of this calculation that such holder elected to receive the maximum possible amount of cash as consideration in such Merger Event; and (iii) the Calculation Agent shall be entitled to adjust either the Party B Payment Amount or the Principal Share Amount so that the net value to Party A of the payments and deliveries set forth in Section 3.2 shall equal the Payment Obligation.

6. Party A agrees that in the event of the Bankruptcy of Party B, Party A shall not have any right in respect of this Transaction or assert a claim in respect of this Transaction that in either case is senior in priority to the rights and claims available to the shareholders of the Shares; provided that this provision shall not be applicable at any time at which Party B would be required to account for this Transaction as an asset or a liability in accordance with generally accepted accounting principles.

7. For the avoidance of doubt, the last sentence of the first paragraph of 6(e) of the Agreement, the provisions in Part 5, Section 5(g) ("Set-Off") of the Schedule to the Agreement shall not apply with respect to this Transaction; provided that this provision shall not be applicable at any time at which Party B would be required to account for this Transaction as an asset or a liability in accordance with generally accepted accounting principles.

8. The parties acknowledge that this Transaction is not secured by any collateral that would otherwise secure the obligations of Party B herein under or pursuant to the Agreement. Without limiting the generality of the foregoing, this Transaction will not be considered to create obligations covered by any collateral credit support annex to the Agreement and will be disregarded for the purposes of calculating any exposures pursuant to any such annex.

9.       Provisions related to Settlement:

9.1      Settlement Date:

         The period commencing on the Termination Date and continuing until the completion of the sales and any deliveries of Shares related thereto required for Net Cash Settlement shall be referred to herein as the "Sale Period."

         The "Settlement Date" shall be (i) the third Exchange Business Day that is also a Clearance System Business Day following the end of the Sale Period in the case of Net Cash Settlement, and (ii) the Termination Date in the case of Gross Physical Settlement.

9.2      Settlement Disruption Event:

         An event beyond the control of the parties as a result of which (i) the Clearance System cannot clear a transfer of Shares or (ii) in the case of any Shares in physical certificate form, the payment systems for bank fund transfers (e.g. the Federal Reserve wire payment system) cannot make electronic funds payments or otherwise transfer funds in the ordinary course.

10       Additional Terms:

10.1     Clearance System:          The Depository Trust Company

10.2     Business Days:             London and New York

10.3     Trading Day:               An Exchange Business Day other than an
                                    Exchange Business Day on which a Market
                                    Disruption Event occurs.

10.4     Exchange Business Day:     Any day that is (or, but for the occurrence
                                    of a Market Disruption Event, would have
                                    been) a Trading Day on the Exchange, other than a day on which trading on the Exchange is scheduled to close prior to its regular weekday closing time.

10.5     Market Disruption Event:   The occurrence or existence on any Exchange
                                    Business Day of any suspension of or
                                    material limitation imposed on trading (by reason of movement in price exceeding limits permitted by the Exchange or otherwise) on the Exchange in the Shares if, in the reasonable determination of the Calculation
                                    Agent, such suspension or limitation
                                    materially affects the liquidity of trading in the Shares.

10.6     Exchange:                  The New York Stock Exchange

10.7     Calculation Agent:         Party A, whose determinations and
                                    calculations hereunder as Calculation Agent will be binding in the absence of manifest error and will be made in good faith and in a commercially reasonable manner. Subject to the foregoing, the Calculation Agent will have no responsibility for good faith errors or omissions in making any determination or calculation as provided herein.

10.8     Underwriter:               Credit Suisse First Boston Corporation. When
                                    selling any Shares pursuant to this
                                    Transaction, the Underwriter shall determine the number of Shares to be sold on any Trading Day and the price or prices at which such Shares are sold, provided, however, that it shall act in a commercially reasonable manner.

11       Adjustments:

         Method of Adjustment:      Calculation Agent Adjustment

         Extraordinary Events:

         Consequences of Merger Events:

                  (a)   Share-for-Share:               Cancellation and Payment

                  (b)   Share-for-Other:               Cancellation and Payment

                  (c)   Share-for-Combined:            Cancellation and Payment

                  (d)   Nationalization or Insolvency: Cancellation and Payment


         For the purposes of Section 9.7 of the Equity Definitions, references to "Seller" and "Buyer" therein shall be deemed to be references to Party A and Party B, as applicable.

12.      Miscellaneous Provisions:

12.1     Transfer:                  Neither the Transaction nor any interest or
                                    obligation in or under the Transaction may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that a party may make a transfer of the Transaction pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity, or upon or after any default of the other party. Any purported transfer that is not in compliance with this paragraph will be void.

12.2     Securities Contract:       Each party hereby represents to the other
                                    that it intends this Confirmation to be a securities contract within the meaning of
                                    Section 741 of Bankruptcy Code, as amended
                                    (11 U.S.C.ss.741).

13.      Credit Support Documents:  Party A: None

                                    Party B: None
14.      Account Details:

         Payments to
         the Arranging Agent:        Citibank, NY ABA # 021-000-089
                                     A/C: Credit Suisse First Boston Corp.
                                     A/C: 40804388
                                     FFC:
                                     A/C #:

         Payments to Party A:        To be advised

         Payments to Party B:        To be advised

         Delivery of Shares
         to the Arranging Agent:     To be advised

         Delivery of Shares to Party A: To be advised

         Delivery of Shares to Party B: To be advised

15.      U.S. Private Placement Representations

         As this Transaction may constitute the sale, through Arranging Agent, of a security or securities (as defined in the Securities Act of 1933 Act, as amended (the "1933 Act")), in addition to the representations contained in Section 3 of the Agreement, Party B hereby represents to Party A and Party A represents to Party B as follows:

         (a) Each party is entering into this Transaction through the Arranging Agent for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial this Transaction;

         (b) Each party understands that the offer and sale by the other party, through the Arranging Agent, of this Transaction are intended to be exempt from registration under the 1933 Act, by virtue of Section 4(2) thereof. In furtherance thereof, each Party represents and warrants that (i) it has the financial ability to bear the economic risk of its entry into this Transaction and has adequate means of providing for its current needs and other contingencies, (ii) it is experienced in investing in forward purchase contracts and similar instruments and has determined that such transactions are suitable investments for it, and (iii) it is an institution that qualifies as an "accredited investor" as that term is defined in Regulation D under the 1933 Act; and

         (c) Each party has been given the opportunity to ask questions of, and receive answers from, the other party through the Arranging Agent concerning the terms and conditions of this Transaction and concerning the financial condition and business operations of the other party and has been given the opportunity to obtain such additional information necessary in order for each party to evaluate the merits and risks of this Transaction to the other party possesses such information or can acquire it without unreasonable effort or expense.

16.      Matters relating to the Arranging Agent:

         (a) As a broker-dealer registered with the Securities and Exchange Commission, Credit Suisse First Boston Corporation in its capacity as Arranging Agent will be responsible for (i) effecting this Transaction, (ii) issuing all required confirmations and statements to Party A and Party B, (iii) maintaining books and records relating to this Transaction as required by Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended (the "1934 Act") and (iv) unless otherwise requested by Party B, receiving, delivering, and safeguarding Party B's funds and any securities in connection with this Transaction, in compliance with Rule 15c3-3 under the 1934 Act.

         (b) Credit Suisse First Boston Corporation is acting in connection with this Transaction solely in its capacity as Arranging Agent for Party A and Party B pursuant to instructions from Party A and Party B. Credit Suisse First Boston Corporation shall have no responsibility or personal liability to Party A or Party B arising from any failure by Party A or Party B to pay or perform any obligations hereunder, or to monitor or enforce compliance by Party A or Party B with any obligation hereunder, including without limitation, any obligations to maintain collateral. Each of Party A and Party B agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Credit Suisse First Boston Corporation shall otherwise have no liability in respect of this Transaction, except for its gross negligence or wilful misconduct in performing its duties as Arranging Agent.

         (c) Any and all notices, demands, or communications of any kind relating to this Transaction, including without limitation, any option exercise notice, between Party A and Party B shall be transmitted exclusively through the Arranging Agent at the following address:

                  Credit Suisse First Boston Corporation
                  11 Madison Avenue
                  New York, NY 10010
                  Facsimile No.: (212) 325-8175
                  Telephone No.: (212) 325-8678
                  Attention: Ricardo Harewood


         (d) The date and time of the Transaction evidenced hereby will be furnished by the Arranging Agent to Party A and Party B upon written request.

         (e) The Arranging Agent will furnish to Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Arranging Agent in connection with the Transaction evidenced hereby.

         (f) Party A and Party B each represents and agrees (i) that this Transaction is not unsuitable for it in the light of such party's financial situation, investment objectives and needs and (ii) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other party or the Arranging Agent.

         (g) Party A and Party B each is aware of and agrees to be bound by the rules of the National Association of Securities Dealers, Inc. ("NASD") applicable to the Transaction and is aware of and agrees not to violate, either alone or in concert with others, any applicable position or exercise limits established by the NASD.

Credit Suisse First Boston International is regulated by The Securities and Futures Authority and has entered into this transaction as principal. The time at which the above Transaction was executed will be notified to Party B (through the Arranging Agent) on request.

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                                       23

Please confirm that the foregoing correctly sets forth the terms of the agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

                                     Yours sincerely,

                                     CREDIT SUISSE FIRST BOSTON CORPORATION, solely in its capacities as
                                     Arranging Agent and Underwriter


                                     By: _____________________________
                                         Name:
                                         Title:


Confirmed as of the date first written above:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL


By:_____________________________
   Name:
   Title:



SEACOR SMIT INC.

By:______________________________
   Name:
   Title:











                                       24